                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                        THE HALLWOOD GROUP INCORPORATED
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                        THE HALLWOOD GROUP INCORPORATED

                            NOTICE OF ANNUAL MEETING

To the Stockholders of The Hallwood Group Incorporated:

     The Annual Meeting of Stockholders of The Hallwood Group Incorporated (the "Company") will be held as follows:

PLACE:      The Four Seasons Hotel
            21 Avenue Road
            Toronto, Ontario, Canada

TIME:       Wednesday, May 7, 1997 at 11:30 a.m. (local time)
            (Toronto, Ontario, Canada)

PURPOSES:   1. To elect two directors to hold office for three years and until their successors are elected and qualified; and

            2. To consider and vote on a proposal to approve the Company's amended 1995 Stock Option Plan for The Hallwood
               Group Incorporated (the "Option Plan"), including an increase in the number of shares authorized under the Option Plan; and

            3. To transact such other business as may properly come
               before the meeting.

     Only stockholders of record at the close of business on March 21, 1997, will be entitled to notice of and to vote at the Annual Meeting.

April 11, 1997

                                         By order of the Board of Directors

                                                   MELVIN J. MELLE
                                                      Secretary

     YOU ARE URGED TO VOTE UPON THE MATTERS PRESENTED AND TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IT IS IMPORTANT FOR YOU TO BE REPRESENTED AT THE MEETING. THE EXECUTION OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ARE PRESENT AT THE MEETING.

                        THE HALLWOOD GROUP INCORPORATED
                            3710 RAWLINS SUITE 1500
                              DALLAS, TEXAS 75219
                             ---------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 7, 1997
                             ---------------------

                              GENERAL INFORMATION

     This proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Hallwood Group Incorporated (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, May 7, 1997 at 11:30 a.m. (local time) Toronto, Ontario, Canada, at The Four Seasons Hotel, 21 Avenue Road, Toronto, Ontario, Canada, M54 261, and any adjournment thereof. This Proxy Statement and the form of proxy to be utilized at the Annual Meeting are to be mailed or delivered to the stockholders of the Company on or about April 11, 1997.

MATTERS TO BE CONSIDERED

     The Annual Meeting has been called (i) to elect two directors to hold office for three years, (ii) to approve an amended 1995 Stock Option Plan and
(iii) to transact such other business as may properly come before the meeting. See "Election of Directors" and "Other Business".

RECORD DATE AND VOTING

     The directors have fixed the close of business on March 21, 1997 as the record date (the "Record Date") for the determination of stockholders entitled to vote at the Annual Meeting and any adjournment thereof. As of the record date, there were 1,566,294 shares of common stock, $0.10 par value per share ("Common Stock"), outstanding and entitled to vote at the meeting.

     The presence at the Annual Meeting, either in person or by proxy, of the holders of outstanding shares of Common Stock having a majority of the voting power of the Company is necessary to constitute a quorum for the transaction of business. Each holder of record of Common Stock will be entitled to one vote per share in each matter that is called to vote at the Annual Meeting.

VOTE REQUIRED AND RECOMMENDATION OF BOARD OF DIRECTORS

     The affirmative vote of the holders of shares of Common Stock having a majority of the voting power of the Company present in person or represented by proxy at the Annual Meeting is required to elect directors and approve the amended Option Plan. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR AND FOR THE AMENDED OPTION PLAN. The trustees of Alpha Trust and Epsilon Trust, which own approximately 29.2% and 19.5% of the outstanding Common Stock, respectively, have informed the Company that they will vote all of the shares of Common Stock held by the trusts for the nominees for director and for the amended Option Plan.

PROXY, SOLICITATION, REVOCATION AND EXPENSES

     All proxies that are properly completed, signed and returned prior to the Annual Meeting will be voted. Any proxy given by a stockholder may be revoked at any time before it is exercised by (i) filing with the Secretary of the Company an instrument revoking it, (ii) a duly executed proxy bearing a later date or
(iii) the stockholder attending the Annual Meeting and expressing a desire to vote his shares of Common Stock in person.

     Shares represented by proxies will be voted for or against the election of the nominee directors named in the proxy and the amendment to the Option Plan in accordance with the specifications made on the proxy by the stockholder and, if no specification is made, will be voted in favor of the election of the nominee directors and for the adoption of the amended Option Plan. Abstentions, broker non-votes and proxies directing that the shares are not to be voted will not be counted as a vote in favor of a matter called for a vote.

     The cost of preparing, assembling, printing and mailing this Proxy Statement and the enclosed proxy form and the cost of soliciting proxies related to the Annual Meeting will be borne by the Company. The Company will request banks and brokers to solicit their customers who are beneficial owners of shares of Common Stock listed of record in names of nominees, and will reimburse such banks and brokers for the reasonable out-of-pocket expenses of such solicitation. The original solicitation of proxies by mail may be supplemented by telephone, telegram and personal solicitation by officers and other regular employees of the Company and its subsidiaries, but no additional compensation will be paid to such individuals on account of such activities. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies, for which such firm will be paid a fee of $2,500 plus reimbursement of reasonable out-of-pocket expenses.

                             ELECTION OF DIRECTORS

     Two persons are to be elected to the Board of Directors at the Annual Meeting and the three remaining directors will continue in office for the terms specified below. The persons named in the enclosed proxy intend to vote for the election of the nominees listed below, unless instructions to the contrary are given therein. The nominees have indicated that they are able and willing to serve as directors. However, if some unexpected occurrence should require the substitution of some other person for a nominee, the person voting the proxies will vote for such nominee as the Company may select.

     The following table lists the name and age of the two nominees and of each of the three directors whose terms of office will continue after the Annual Meeting, the annual meeting at which their respective terms of office will expire (assuming, in the case of each nominee, that he is elected) and the year in which each director was first elected as a director of the Company:

                                                                                     DIRECTOR
          NAME            AGE                      TERM EXPIRES                       SINCE
          ----            ---                      ------------                      --------
NOMINEE DIRECTORS
  Anthony J. Gumbiner...  52    Third annual meeting following this Annual Meeting     1981
  Robert L. Lynch.......  78    Third annual meeting following this Annual Meeting     1984

CONTINUING DIRECTORS
  Charles A. Crocco,
     Jr.................  59    First annual meeting following this Annual Meeting     1981
  J. Thomas Talbot......  61    First annual meeting following this Annual Meeting     1984
  Brian M. Troup........  50    Second annual meeting following this Annual Meeting    1981

BUSINESS HISTORY OF NOMINEES AND CONTINUING DIRECTORS

     Mr. Gumbiner has served as Chairman of the Board of Directors of the Company since 1981 and Chief Executive Officer of the Company since 1984. He has also served as Chairman of the Board of Directors and Chief Executive Officer of the general partner of Hallwood Energy Partners L.P. ("HEP"), a publicly held oil and gas partnership, since 1984 and February 1987, respectively; as a director of Hallwood Holdings S.A. ("HHSA"), a corporation engaged in the real estate business, since March 1984; as a director of Hallwood Realty Corporation ("Hallwood Realty"), which is a wholly-owned subsidiary of the Company and serves as the general partner of Hallwood Realty Partners, L.P. ("HRP"), since November 1990 and as a director of Hallwood Consolidated Resources Corporation ("HCRC") since 1992. Mr. Gumbiner is also a solicitor of the Supreme Court of Judicature of England.

     Mr. Lynch has served as Vice Chairman of the Company since 1984. He is Chairman of the Board and Chief Executive Officer of Perpetual Storage, Inc., a corporation engaged in underground storage and maintenance of business and personal records and in micrographic services. Mr. Lynch has served as a director of Perpetual Storage, Inc. since 1969.

     Mr. Crocco, a shareholder in Crocco & DeMaio, P.C., attorneys at law, is Chairman of the Company's Compensation Committee. He has also served as a director of First Banks America, Inc., a bank holding company, since April 1988.

     Mr. Talbot is Chairman of the Company's Audit Committee. He has been a partner of Shaw & Talbot, a commercial real estate investment and development company, since 1975, and of Pacific Management Group, an asset management firm, since 1986, and is the owner of The Talbot Company. Mr. Talbot served as Chairman of the Board and Chief Executive Officer of HAL, Inc., an airline holding company; and as Chairman of the Board and Chief Executive Officer of both Hawaiian Airlines, Inc., a commercial airline, and West Maui Airport between 1989 and July 1991. He was founder and served as Chairman of the Board of Jet America Airlines between 1980 and 1986. He has served as a director of Fidelity National Financial, Inc. since December 1990. He has also served as a director of Koll Real Estate Group since August 1993. He served as a director of the Baldwin Company from June 1993 to September 1996, and as a director of Hemmeter Enterprises from October 1993 to February 1996. In addition, Mr. Talbot served as a director of Alliance Bancorporation, a bank holding company ("Alliance"), from April 1988 until its liquidation in February 1994, and as Chairman and Chief Executive Officer of Alliance from August 1992 until its liquidation.

     Mr. Troup has served as President and Chief Operating Officer of the Company since April 1986. He has also served as Finance Director of Anglo Metropolitan Holdings, plc, a real estate holding company located in the United Kingdom, since 1979; as a director of Hallwood Holdings S.A., since March 1984; as a director of the general partner of HEP since 1984; as a director of Hallwood Realty, since 1990; and as a director of HCRC since 1992. He is an associate of the Institute of Bankers in Scotland and a member of the Society of Investment Analysts in the United Kingdom. Mr. Troup also served as a director of Alliance from February 1988 until its liquidation.

     Except as set forth above, neither the nominees nor the continuing directors hold a directorship in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended.

     No family relationships exist between the nominees, the directors and the executive officers.

COMMITTEES AND MEETINGS OF THE BOARD

     Messrs. Talbot (Chairman), Crocco and Lynch served as members of the Audit Committee during the five months ended December 31, 1995 and year ended December 31, 1996. The Audit Committee met three times during this period and was charged with the responsibility of reviewing the annual audit report and the Company's accounting practices and procedures and recommending to the Board of Directors the firm of independent public accountants to be engaged for the ensuing year.

     Messrs. Crocco (Chairman) and Lynch served as members of the Compensation Committee during the five month period ended December 31, 1995 and year ended December 31, 1996. The Compensation Committee met four times during this period and was charged with the responsibility of the formulation and implementation of the Company's compensation policy. For additional information relating to amounts paid under certain consulting agreements, see "Certain Relationships and Related Transactions -- Consulting and Management Agreements".

     The Board of Directors does not have a standing nominating committee.

     During the five month period ended December 31, 1995 and year ended December 31, 1996, the Board of Directors held seven meetings. Each director, with the exception of Mr. Troup, who attended five of the seven meetings, attended at least 75% of (i) the total number of meetings held by the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which he served.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of the close of business on the Record Date, information as to the beneficial ownership of shares of Common Stock (i) for any person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) who, or which the Company knows, owns beneficially more than 5% of the outstanding shares of Common Stock as of the close of business on the Record Date, (ii) for each director and nominee for director and (iii) for all directors and executive officers as a group.

                                                             AMOUNT AND
                                                             NATURE OF
                         NAME OF                             BENEFICIAL       PERCENTAGE
                     BENEFICIAL OWNER                       OWNERSHIP(1)      OF CLASS(1)
                     ----------------                       ------------      -----------
Alpha Trust...............................................    457,791(2)         29.2%
c/o Radcliffes Trustee Company SA
9 Rue, Charles Humbert
1205 Geneva, Switzerland
Epsilon Trust.............................................    305,196(3)         19.5%
c/o Radcliffes Trustee Company SA
9 Rue, Charles Humbert
1205 Geneva, Switzerland
Dimensional Fund Advisors, Inc............................     70,692(4)          4.5%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Charles A. Crocco, Jr.....................................      5,550(5)           *
Anthony J. Gumbiner.......................................     27,900(6)          1.8%
William L. Guzzetti.......................................         --(7)           --
Robert L. Lynch...........................................     11,981(8)           *
Melvin J. Melle...........................................      3,000(9)           *
J. Thomas Talbot..........................................      5,000(10)          *
Brian M. Troup............................................     18,600(11)         1.2%
All directors and executive officers as a group (7
  persons)................................................     72,031             4.4%

---------------

   * Less than 1%

 (1) Assumes, for each person or group listed, the exercise of all stock options held by such person or group that are exercisable within 60 days, in accordance with Rule 13d-3(d)(1)(i) of the Exchange Act, but the exercise of none of the convertible securities owned by any other holder of options.

 (2) Mr. Gumbiner has the power to designate and replace the trustees of the Alpha Trust. Mr. Gumbiner and his family are among the discretionary beneficiaries of this Trust.

 (3) Mr. Gumbiner has the power to designate and replace the trustees of the Epsilon Trust. Mr. Troup and his family are among the discretionary beneficiaries of this Trust.

 (4) Based on the Schedule 13G for calendar year 1996, filed by Dimensional Fund Advisors, Inc. ("Dimensional") on February 5, 1997. All of the shares are held in portfolios of DFA Investment Dimensions Group Inc, (the "Fund") or in series of the DFA Investment Trust Company( the "Trust"), or the DFA Group Trust and DFA Participation Group Trust, which are investment vehicles for qualified employee benefit plans. Dimensional disclaims beneficial ownership of all such shares. In addition, persons who are officers of Dimensional also serve as officers of the Fund and the Trust. In their capacities as officers of the Fund and the Trust, these persons vote 10,762 additional shares which are owned by the Fund and 3,025 shares which are owned by the Trust.

 (5) Includes currently exercisable options to purchase 5,000 shares of Common Stock.

 (6) Includes currently exercisable options to purchase 27,900 shares of Common Stock. Excludes 457,791 shares of Common Stock held by Alpha Trust. In addition, Mr. Gumbiner holds currently exercisable options to purchase 127,500 units of HEP, currently exercisable options to purchase 10,600 shares of HCRC, and currently exercisable options to purchase 25,800 units of HRP.

 (7) In addition, Mr. Guzzetti owns 100 units of HEP and 400 units of HRP, currently exercisable options to purchase 63,750 units of HEP, currently exercisable options to purchase 5,300 shares of HCRC, and currently exercisable options to purchase 15,000 units of HRP.

 (8) Includes 6,981 shares of Common Stock, which are owned beneficially and of record by Perpetual Storage, Inc. Mr. Lynch is deemed to beneficially own such shares by virtue of his ownership of 96.7% of the outstanding shares of Perpetual Storage, Inc. Includes currently exercisable options to purchase 5,000 shares of Common Stock.

 (9) Includes currently exercisable options to purchase 3,000 shares of Common Stock.

(10) Includes currently exercisable options to purchase 5,000 shares of Common Stock.

(11) Includes currently exercisable options to purchase 18,600 shares of Common Stock. Excludes 305,196 shares of Common Stock held by Epsilon Trust. In addition, Mr. Troup holds currently exercisable options to purchase 85,000 units of HEP, currently exercisable options to purchase 7,067 shares of HCRC, and currently exercisable options to purchase 17,200 units of HRP.

                             EXECUTIVE COMPENSATION

     The total compensation paid for each of the years ended July 31, 1994 and 1995, the five-month period ended December 31, 1995 and the year ended December 31, 1996 to the Chief Executive Officer, and the other executive officers who received cash compensation in excess of $100,000 for 1996 (collectively, the "Named Executive Officers"), is set forth in the following Summary Compensation Table.

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG TERM
                                                                                          COMPENSATION AWARDS
                                        ANNUAL COMPENSATION                            -------------------------
                                ------------------------------------    OTHER ANNUAL     SECURITIES                 ALL OTHER
      NAME AND PRINCIPAL        FISCAL                                  COMPENSATION     UNDERLYING       LTIP     COMPENSATION
           POSITION              YEAR     SALARY ($)       BONUS ($)       ($)(5)      OPTIONS/SARS(#)   PAYOUTS    ($)(7)(9)
           --------             ------    ----------       ---------    ------------   ---------------   -------   ------------
Anthony J. Gumbiner...........   1996      625,000(1)(2)          0            0               (6)            0        6,200
  Chairman and Chief             1995(8)   250,167(1)(2)          0            0                0             0            0
  Executive Officer              1995      550,000(1)(2)     50,000            0               (6)            0        6,200
                                 1994      300,000(2)             0            0                0             0        6,200
Brian M. Troup................   1996      100,000(2)             0            0               (6)            0       74,470
  President and Chief            1995(8)    41,667(2)             0            0                0             0            0
  Operating Officer              1995      100,000(2)        50,000            0               (6)            0        3,800
                                 1994      100,000(2)             0            0                0             0        3,800
William L. Guzzetti...........   1996      412,745(3)       150,000(4)         0                0        33,170        4,500
  Executive Vice                 1995(8)   179,271(3)        62,500(4)         0                0         6,276        1,000
  President                      1995      412,745(3)       100,000(4)         0               (6)       15,753        4,620
                                 1994      412,745(3)        80,000(4)         0                0         4,449        6,004
Melvin J. Melle...............   1996      208,333                0        2,940                0             0        9,025
  Vice President, Chief          1995(8)    91,667                0            0                0             0        8,556
  Financial Officer and          1995      208,333                0        2,941            1,500             0       14,300
  Secretary                      1994      208,333                0        3,228                0             0        5,680

---------------

(1) Consists of $375,000 paid by the Company and $250,000 paid by Hallwood Petroleum, Inc. ("HPI"), an affiliate of HEP, in 1996; the proration of these amounts for the five months ended December 31, 1995; $300,000 by the Company and $250,000 by HPI in fiscal 1995; and $300,000 by the Company in fiscal 1994.

(2) In addition to the compensation paid to Messrs. Gumbiner and Troup, the Company paid Hallwood Securities Limited ("HSL") or HSC Financial Corporation ("HSC"), entities with which Messrs. Gumbiner and Troup are associated, consulting fees of $350,000 for the 1996 year, $145,833 for the five months ended December 31, 1995, $350,000 for the 1995 year and $600,000 for the 1994 year, primarily in connection with those entities' activities on behalf of the Company's subsidiaries. The Company also received from the Hallwood Energy entities consulting fees of $300,000 for fiscal 1995 and

    1996, which the Company paid to HSL or HSC to provide the associated consulting services to the Hallwood Energy entities. See "Certain Relationships and Related Transactions." For 1996, the Company paid a bonus of $100,000 to HSC with respect to its activities on behalf of the Company outside the United States. In addition, the Company received from ShowBiz in 1996 a consulting fee of $125,000, which the Company paid to HSC to provide the associated consulting services to ShowBiz.

(3) Consists of $204,412 paid by HEP and affiliates and $208,333 paid by Hallwood Realty in the fiscal year ending December 31, 1996, 1995 and 1994; and $87,605 paid by HEP and affiliates and $91,666 paid by Hallwood Realty, for the five months ended December 31, 1995.

(4) Consists of $131,500 paid by HEP and affiliates, $9,250 by Hallwood Realty and $9,250 by Hallwood Commercial Real Estate, Inc. ("HCRE") in 1996; $62,500 paid by HEP with respect to the five months ended December 31, 1995; $85,000 paid by HEP and $15,000 paid by Hallwood Realty in fiscal 1995; and $65,000 paid by HEP and affiliates and $15,000 paid by Hallwood Realty in fiscal 1994.

(5) Represents reimbursements to compensate for the income tax effect of payment for life and/or disability insurance.

(6) Consists of the following options granted during 1995 and 1996:

                                                             SECURITIES UNDERLYING
                      NAME                        COMPANY      OPTIONS/SARS (#)
                      ----                        -------    ---------------------
Anthony J. Gumbiner.............................  HWG                27,900
                                                  HRP                25,800
                                                  HEP               127,500
                                                  HCRC               15,900
Brian M. Troup..................................  HWG                18,600
                                                  HRP                17,200
                                                  HEP                85,000
                                                  HCRC               10,600
William L. Guzzetti.............................  HRP                15,000
                                                  HEP                63,750
                                                  HCRC                7,950

(7) Consists of the following items of compensation:

                       COMPANY OR SUBSIDIARY CONTRIBUTIONS TO
                        TAX FAVORED SAVINGS PLANS OR IN LIEU
                         THEREOF PAYMENT UNDER THE HALLWOOD           PREMIUM PAYMENTS FOR
                             SPECIAL BONUS AGREEMENT ($)             TERM LIFE INSURANCE ($)
                       ---------------------------------------   -------------------------------
        NAME            1996      1995(8)     1995      1994     1996    1995(8)   1995    1994
        ----           -------   ---------   -------   -------   -----   -------   -----   -----
Mr. Gumbiner.........        0          0          0         0   6,200        0    6,200   6,200
Mr. Troup............        0          0          0         0   3,800        0    3,800   3,800
Mr. Guzzetti.........    4,500      1,000      4,620     6,004       0        0        0       0
Mr. Melle............    3,345      8,556      8,620         0   5,680        0    5,680   5,680

(8) During 1995, the Company changed its fiscal year end from July 31 to December 31. This information is for the five months ended December 31, 1995.

(9) During 1996, the Board approved reimbursement to Mr. Troup of medical expenses not covered by the Company's group medical insurance contract in the amount of $70,670, which is included in "All Other Compensation."

     The following table discloses certain information for each of the Named Executive Officers who have been granted options to purchase securities of the Company or its subsidiaries in the last year:

                        OPTIONS/SAR GRANTS IN LAST YEAR

                                               INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE
                                               -----------------                          VALUE AT ASSUMED
                                    NUMBER OF     % OF TOTAL                               ANNUAL RATES OF
                                    SECURITIES   OPTIONS/SARS   EXERCISE                     STOCK PRICE
                                    UNDERLYING    GRANTED TO       OR                     APPRECIATION FOR
                                     OPTIONS/     EMPLOYEES       BASE                       OPTION TERM
                                       SARS       IN FISCAL      PRICE     EXPIRATION   ---------------------
          NAME            ENTITY    GRANTED(#)     YEAR(%)       ($/SH)       DATE        5%($)      10%($)
          ----            ------    ----------   ------------   --------   ----------   ---------   ---------
Anthony J. Gumbiner.....   HWG(1)     27,900          60         11.75      9/6/2006      206,529     521,242
Brian M. Troup..........   HWG(1)     18,600          40         11.75      9/6/2006      137,686     347,495
William L. Guzzetti.....    --            --          --            --            --           --          --
Melvin J. Melle.........    --            --          --            --            --           --          --

---------------

(1) Options to purchase shares of Common Stock of the Company.

     The following table discloses for each of the Named Executive Officers who have been granted options to purchase securities of the Company or its subsidiaries, the number of such options held by each of the Named Executive Officers and the potential realizable values for their options at December 31, 1996. None of the Named Executive Officers exercised any options during the five months ended December 31, 1995 and year ended December 31, 1996 and the Company has not granted SARs.

                       AGGREGATED OPTION/SAR EXERCISES IN
                1996 AND OPTION/SAR VALUES AT DECEMBER 31, 1996

                                                NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED IN-THE-
                                                   OPTIONS/SARS AT              MONEY OPTIONS/SARS AT
                                                DECEMBER 31, 1996 (#)           DECEMBER 31, 1996 ($)
                                             ----------------------------    ----------------------------
              NAME                 ENTITY    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
              ----                 ------    -----------    -------------    -----------    -------------
Anthony J. Gumbiner..............    HWG        27,900              0           442,912              0
                                     HRP        25,800              0           632,100              0
                                     HEP       127,500              0         1,131,562              0
                                    HCRC        10,600          5,300           736,700        368,350
Brian M. Troup...................    HWG        18,600              0           295,275              0
                                     HRP        17,200              0           421,400              0
                                     HEP        85,000              0           754,375              0
                                    HCRC         7,067          3,533           491,167        245,584
William L. Guzzetti..............    HRP        15,000              0           367,906              0
                                     HEP        63,750              0           565,780              0
                                    HCRC         5,300          2,650           368,350        185,584
Melvin J. Melle..................    HWG         1,500              0            23,812              0

     The following table discloses each of the Named Executive Officers who received long-term incentive plan awards during the year ended December 31, 1996 and the estimated future payouts of the awards. No Awards were received during the five months ended December 31, 1995:

    LONG TERM INCENTIVE PLANS -- AWARDS IN YEAR ENDED DECEMBER 31, 1996 (1)

                                                                             ESTIMATED FUTURE
                               NUMBER OF UNITS    PERFORMANCE OR OTHER    PAYOUTS UNDER NON-STOCK
            NAME                     (#)          PERIOD UNTIL PAYOUT      PRICE-BASED PLANS($)
            ----               ---------------    --------------------    -----------------------
Anthony J. Gumbiner(2).......          --                   --                    $    --
William L. Guzzetti..........      0.0841                 2001                     25,836(1)

---------------

(1) These amounts represent awards under the HPI 1997 Incentive Plan. There are no minimum, maximum or target amounts payable under the plan. Payments under the awards will be equal to the indicated percentage of net cash flow from certain wells for the first five years after an award and, in the sixth year, the indicated percentage of 80% of the remaining net present value of estimated future production from the wells. The amounts shown above are estimates based on estimated reserve quantities and future prices. Because of the uncertainties inherent in estimating quantities of reserves and prices, it is not possible to predict cash flow or remaining net present value of estimated future production with any degree of certainty.

(2) In addition, an award was granted to HSC, with which Mr. Gumbiner is associated, with respect to 0.4200 units, having a payout period ending in 2001 and an estimated future payout of $129,024.

                           COMPENSATION OF DIRECTORS

     For the five months ended December 31, 1995 and year ended December 31, 1996, Messrs. Crocco and Talbot received director fees of $41,250 and are entitled to receive $500 for each day spent on business of the Company, other than at board meetings. Each director is also reimbursed for expenses reasonably incurred in connection with the performance of his duties. Additional information regarding consulting agreements with or services provided by Mr. Gumbiner, an entity controlled by him, Mr. Lynch and Mr. Talbot is included in "Certain Relationships and Related Transactions" and "Compensation Committee Interlocks and Insider Participation," below.

                             EMPLOYMENT AGREEMENTS

     During the five months ended December 31, 1995 and year ended December 31, 1996, the Company or its subsidiaries had employment agreements with Messrs. Gumbiner, Troup and Melle.

     Pursuant to an agreement with a subsidiary of the Company, Mr. Gumbiner received compensation of $375,000 per year for providing consulting services in relation to the Company's business outside the United States. Effective August 1, 1994, HPI, an affiliate of HEPGP Ltd. ("HEPGP"), entered into a Compensation Agreement with Mr. Gumbiner pursuant to which HPI paid Mr. Gumbiner $250,000 per year for providing consultation and assistance in maintaining its relationships with foreign governments and negotiating transactions outside the United States. These Compensation Agreements terminated effective December 31, 1996.

     Pursuant to an agreement entered into January 1, 1993, Mr. Troup was compensated for services rendered to certain subsidiaries of the Company at the rate of $100,000 per year. Under the agreement, Mr. Troup is required to devote substantially all of his time and attention to consulting with respect to the business and investments of the Company and its subsidiaries and associated companies situated outside the United States. The agreement terminated effective December 31, 1996.

     Mr. Melle's employment agreement provides for payment of a salary of $200,000 per year plus an annual bonus in an amount as may be determined by the Board of Directors of the Company. In addition, the employment agreement provides that the Company will maintain $500,000 of life insurance benefits on behalf of Mr. Melle and, for the year ended December 31, 1996, the Company paid premiums in the amount of $5,680 for such life insurance. Mr. Melle's employment agreement will continue under the same terms and conditions until December 31, 1997, and will be automatically extended annually thereafter unless terminated by either party.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     The Compensation Committee is comprised of Messrs. Crocco (Chairman) and Lynch. During the five months ended December 31, 1995 and year ended December 31, 1996, the Company retained Crocco & DeMaio, P.C., attorneys at law, of which Mr. Crocco is a partner, as special counsel on certain legal matters for which $55,722 was paid (excluding expense reimbursements). Mr. Lynch is Vice Chairman of the Board of Directors of the Company. Under a month-to-month extension of a consulting agreement, Mr. Lynch received a consulting fee of $170,000 for the five months ended December 31, 1995 and year ended December 31, 1996, and a car allowance of $5,457. He also received compensation for serving as a director of the Company in the aggregate amount of $24,250, including $18,750 of standard fees at the rate of $3,125 per quarter, $750 for each of the five meetings of the Board he attended (other than telephonic meetings, for which no fee was paid) and $250 for each of the three Audit Committee meetings and the four Compensation Committee meetings he attended.

     In addition, Messrs. Gumbiner, Troup and Guzzetti served on the Boards of Directors of Hallwood Realty, HCRC and the general partner of HEP. For each of these entities, the Board of Directors serves as the Compensation Committee and Mr. Gumbiner is the Chief Executive Officer and Mr. Guzzetti is the Chief Operating Officer.

     As general partner of HRP, Hallwood Realty earns an asset management fee and certain related fees from HRP, which amounted to $467,000 for the year ended December 31, 1996. In addition, HRP reimbursed Hallwood Realty for $2,321,000 of costs incurred by Hallwood Realty on behalf of HRP in 1996. As property manager for HRP, the Company's HCRE subsidiary received management fees, leasing commissions and certain other fees from HRP and related parties of $5,205,000 during the year ended December 31, 1996.

     On October 10, 1996, the Company and Hallwood Energy Corporation ("HEC"), then the general partner of HEP, announced that the Company and HEC had entered into a definitive merger agreement providing for the merger of HEC into the Company. Prior to the merger, the Company agreed to commence a tender offer for all of the 143,209 outstanding shares of HEC not currently owned by the Company, at a price of $19.50 per share, subject to the terms and conditions of the tender offer documents. After the tender offer, on November 22, 1996, the merger of HEC into the Company was consummated.

     Also during 1996, HEP and its affiliates reimbursed the Company for $309,000 of costs incurred by the Company on behalf of HEP and its affiliates and HCRC reimbursed the Company for $249,000 of costs incurred by the Company on behalf of HCRC.

     The Company entered into a financial consulting agreement with HPI, dated as of June 30, 1994, which provides that the Company or its agent shall provide consulting services to HPI for compensation of $300,000 per year. The Compensation Committee determined that these services would be most appropriately provided by HSC, acting as the Company's agent, through the services of Mr. Gumbiner and Mr. Troup, and that as consideration for these services the Company would pay to HSC the fee to which the Company is entitled under the agreement. Of the $300,000 payment made in June 1996, the general partner of HEP paid approximately $9,438, and HEP and its affiliates paid the remainder. This agreement was terminated effective December 31, 1996 and the parties entered into a new agreement on substantially the same terms, except that the compensation payable under the new agreement was increased to $550,000. The new agreement continues until June 30, 2000 and is automatically renewed for successive three-year terms, except that either party may terminate the agreement on not less than 30 days' written notice prior to the expiration of any three-year term.

     Pursuant to an existing agreement, the Company reimburses HSC for reasonable and necessary expenses in providing office space and administrative services used by Mr. Gumbiner. For the five months ended

December 31, 1995 and year ended December 31, 1996, the Company reimbursed HSC in the amount of $114,279 and $307,295, respectively. Of the amounts paid in 1995 and 1996, $28,570 and $57,865 was paid by the Company, $4,803 and $4,306 was paid by the general partner of HEP, $104,794 was paid by Hallwood Realty for 1996, and the remainder by other affiliates of HEP.

                             COMPENSATION COMMITTEE
                       REPORTS ON EXECUTIVE COMPENSATION

GENERAL

     The Company is a diversified holding company with several subsidiaries and associated companies. Of the Named Executive Officers, Messrs. Gumbiner and Troup are involved in the activities of all of the subsidiaries and associated companies, but for 1996 Mr. Troup received compensation only from a wholly owned foreign subsidiary of the Company and Mr. Gumbiner received compensation from a wholly owned foreign subsidiary and from a company affiliated with HEP; Mr. Melle is involved in the activities of the Company and of certain subsidiaries and associated companies, but for 1996 received compensation only from the Company; and Mr. Guzzetti is involved in the activities of Hallwood Realty, Hallwood Commercial Real Estate, Inc. (formerly Hallwood Management Company), a wholly owned subsidiary of the Company, HEP and HCRC and their subsidiaries and controlled entities. Accordingly, the compensation of Messrs. Troup and Melle were determined solely by the Company's Compensation Committee. The compensation of Mr. Gumbiner with respect to his services to the Company and its subsidiaries generally is determined by the Company's Compensation Committee and the compensation of Mr. Gumbiner for his services to HEP, HCRC and the related energy companies is determined by the Boards of Directors of the general partner of HEP and the Board of Directors of HCRC. The compensation of Mr. Guzzetti with respect to his services to Hallwood Realty is determined by the Board of Directors of Hallwood Realty, the compensation to Mr. Guzzetti for his services with respect to HCRE is determined by the Compensation Committee of the Company's Board of Directors and Mr. Guzzetti's compensation with respect to his services to HEP, HCRC and the related energy companies is determined by HEP's general partner's and HCRC's Boards of Directors.

COMPENSATION BY THE COMPANY

     The members of the Compensation Committee of the Company's Board of Directors are appointed by the Board of Directors. During 1996, the members of the Compensation Committee were Messrs. Crocco and Lynch. The Company's Compensation Committee annually determines the compensation of the Company's executive officers after discussions with each officer and bases the amount of compensation on the Committee's determination of the reasonable compensation for that officer. The members of the Compensation Committee, through their business experience, are generally aware of prevailing compensation practices and regularly review and remain informed about the recent financial and operating experience of the Company. Based on this experience and review, the Compensation Committee establishes compensation that it believes to be appropriate for each officer. Substantially all of the executive officers' compensation is paid as salary, although from time to time the Compensation Committee has awarded substantial bonuses upon completion of significant acquisitions or other transactions that provide material benefits to the Company.

     The Company operates primarily through its subsidiaries. Accordingly, the compensation of Mr. Gumbiner, the Company's Chief Executive Officer, is based in large part on his activities on behalf of the various subsidiaries, including consultation with respect to acquisitions and financings and identifying and negotiating investment opportunities. During 1996, Mr. Gumbiner received cash compensation of $375,000 per year as an employee of a foreign subsidiary of the Company and an award of options to purchase 27,900 shares of the Company's Common Stock. In addition, since August 1, 1994, the Company is a party to an agreement with HSC pursuant to which HSC provides international consulting and advisory services to the Company and its affiliates for an annual fee of $350,000. For 1996 the Compensation Committee determined to award HSC a bonus of $100,000 in recognition of HSC's assistance with respect to the activities of the Company.

     The Company also entered into a financial consulting agreement with HPI, an affiliate of HEP, dated as of June 30, 1994, which provides that the Company or its agent shall provide consulting services to HPI for compensation of $300,000 per year and a consulting agreement with ShowBiz, which provided that the Company or its agent shall provide consulting services to ShowBiz for compensation of $125,000 per year. The Compensation Committee determined that these services would be most appropriately provided by HSC acting as the Company's agent, through the services of Mr. Gumbiner and Mr. Troup, and that as consideration for these services the Company would pay to HSC the fee to which the Company is entitled under both agreements.

     HCRE has contracted with Hallwood Realty to manage the properties controlled by Hallwood Realty. Mr. Guzzetti is the President and is primarily responsible for the operations of HCRE. HCRE's Executive Incentive Plan authorizes HCRE to pay annual cash bonuses in an amount up to 10% of HCRE's net operating income for the prior year. The actual amount to be paid and the allocation of the total amount to individual employees is recommended by the Chief Executive Officer of HCRE, Mr. Gumbiner, and approved by the Board of Directors of HCRE, which consists of Messrs. Gumbiner, Troup and Guzzetti. Any amount to be paid to an executive officer of the Company is subject to the approval of the Company's Compensation Committee. Pursuant to the Executive Incentive Plan, Mr. Gumbiner recommended that a total bonus of $198,250 (5.0%) of HCRE's net operating income, as defined, for 1996) be paid to three employees of HCRE and to HSC, including $9,250 to Mr. Guzzetti and $139,000 to HSC. The total amount of the awards under the Executive Incentive Plan was determined by Mr. Gumbiner based on his determination that the amount was reasonable in light of HCRE's net operating income and was allocated to the employee participants based on Mr. Gumbiner's judgement of the overall contribution of each participant to HCRE and the compensation the participant otherwise receives. The Board of Directors of HCRE and the Company's Compensation Committee approved the bonuses as recommended by Mr. Gumbiner.

     1996 Compensation Committee Members:

        Charles A. Crocco, Jr.

        Robert L. Lynch

HALLWOOD REALTY COMPENSATION

     Compensation of the executive officers of Hallwood Realty is determined by the entire Board of Directors of Hallwood Realty in consultation with Mr. Guzzetti, the President of Hallwood Realty. The members of the Compensation Committee, through their business experience, are generally aware of prevailing compensation practices and regularly review and remain informed about the recent financial and operating experience of Hallwood Realty and HRP. With this experience and review, the Board bases its determination of specific amounts to be paid to individual executive officers primarily on Mr. Guzzetti's and the Board's assessments of the individual performance of each officer. Substantially all the compensation paid by Hallwood Realty to its executive officers consists of salary, although the Board of Directors may determine to pay bonuses from time to time based on the Board's determination that Hallwood Realty or HRP have experienced favorable operating results or completed transactions that benefit Hallwood Realty or HRP. For 1996, Mr. Guzzetti and the Board of Directors determined that no change was required in the salaries of the executive officers from the prior year. In recognition of the benefits provided to HRP through the efforts of the executive officers during the year, the Board of Directors determined that it was appropriate to award bonuses to the executive officers of Hallwood Realty, including a bonus of $9,250 to Mr. Guzzetti.

     1996 Members of the Board of Directors:

Anthony J. Gumbiner              William L. Guzzetti
Alan G. Crisp                    William F. Forsyth
Brian M. Troup                   Edward T. Story
Udo H. Walther

HEP COMPENSATION

     General. The Board of Directors of the general partner of HEP directs the activities of HEP, which in turn controls several other entities (collectively, the "Energy Companies"). Management for all the entities is provided by employees of HPI, which provides services to all of the Energy Companies. Accordingly, the various energy companies do not directly pay any compensation but reimburse HPI for its costs and expenses. Individual compensation is based on the individual's responsibilities and performance relating to all of the Energy Companies. Salaries are allocated among the Energy Companies based on a procedure that takes into account both the amount of time spent on management and the number of properties owned by each entity. The cash bonus pool is allocated among the Energy Companies based upon the entity's performance relative to all of the Energy Companies. Awards under the long-term Incentive Plans are allocated based upon the ownership of the wells included in the plan. Because the compensation paid to HPI employees is allocated to all of the Energy Companies, it is reviewed and approved by the Compensation Committee of HEP's general partner. The compensation of the Energy Companies' management employees, including executive officers, is reviewed and approved at least annually.

     During 1996, salaries were reviewed and awards under the Incentive Plan were made by the full Board of Directors of HEP's general partner, in each case acting as the Compensation Committee. In March 1997, the full Board of Directors of HEP's general partner again, acted as the Compensation Committee in determining cash bonuses paid with respect to 1996 and the salaries to be paid and other awards made in 1996. In determining 1996 compensation of key employees, the Energy Companies' compensation levels were compared with those of comparable companies, as reported by compensation consultants and other industry surveys. The comparable companies consisted of twelve independent oil and gas companies selected by consultants to the Energy Companies. For 1996, the compensation of the Energy Companies' management employees consisted of three primary components: salary and annual bonus, cash bonus and long-term incentive plan awards.

     Salary. All non-hourly employees' salaries and annual bonuses are determined based on the individual employee's level of responsibility and comparisons to similar positions in comparable companies. Salaries of officers and other professional employees are generally set at approximately 69% to 90% of the average salaries paid by those comparable companies. When an employee's position is not standard and cannot be compared to similar positions in comparable companies, compensation is determined in a discretionary process, taking into consideration the components and overall responsibility of the employee's position.

     Cash Bonus. The Board determined to award certain management employees, including executive officers, cash bonuses based on an assessment of a number of quantitative and qualitative factors. The primary quantitative factors are performance in reserve replacement, considering overall reserves found and effectiveness of capital expenditures, in comparison to the historical performance of independent oil and gas companies as a group, the production of existing resources in comparison to budget and the prior year and general and administrative expenses and operating costs in comparison to budget. Qualitative factors include judgments regarding the effectiveness of management and administration. Depending on the Energy Companies' success in these areas, total salaries and cash bonuses paid to management employees may range from 69% of the compensation paid to similarly situated employees in comparable companies if the Energy Companies perform poorly to as high as 500% of the compensation paid by comparable companies if the Energy Companies perform very well. Based on comparisons of the Energy Companies' performance with the historical performance of other independent oil and gas companies as a group as reported by generally published industry statistics, the Board of HEP's general partner determined that the Energy Companies had a slightly better than average year in the overall reserves found and a slightly less than average year in the effectiveness of capital expenditures. The Board of Directors also concluded that the effectiveness of management and administration and control of general and administrative expenses deserved recognition. Therefore, the cash bonuses paid to management employees as a group were set at levels that would result in their total annual compensation being less than that paid by comparable companies. The aggregate cash bonuses are allocated among the key and professional employees based on the recommendations of senior management and a determination of the employees' relative contributions to the Energy Companies during the year.

     The Long-Term Incentive Plan. The Energy Companies' long-term Incentive Plan is intended to provide incentive and motivation to the Energy Companies' key employees, including the executive officers and consultants, to increase the oil and gas reserves of the Energy Companies and to enhance the Energy Companies' ability to attract, motivate and retain key employees upon whom, in large measure, the success of the Energy Companies depends.

     Under the Incentive Plan, the Board of Directors annually determines the portion of the Energy Companies' collective interests in the cash flow from certain domestic wells drilled, recompleted or enhanced during that year (the "Plan Year"), which will be allocated to participants in the plan. The portion allocated to participants in the plan is referred to as the Plan Cash Flow. The Board of Directors then determines which key employees may participate in the plan for the Plan Year and allocates the Plan Cash Flow among the participants. Awards under the plan do not represent any actual ownership interest in the wells. Awards are made in the Board's discretion.

     Each award under the plan represents the right to receive for five years a specified share of the Plan Cash Flow attributable to certain domestic wells drilled, recompleted or enhanced during the Plan Year. In the sixth year after the award, the participant is paid an amount equal to a specified percentage of the remaining net present value of estimated future production from the domestic wells and the award is terminated. Cash Flow from international projects, if any, allocated to the plan is paid to participants for a ten-year period, with no buy-out for estimated future production. There are no international projects allocated to the 1996 Plan. Accordingly, the value of awards under the plan depends primarily on the Energy Companies' success in drilling, completing and achieving production from new wells each year and from certain recompletions and enhancements of existing wells. The percentage of the Energy Companies' cash flow from international projects domestic wells completed in any Plan Year to be allocated to the Plan Cash Flow each Plan Year, the percentage of the remaining net present value of estimated future production from domestic wells for which the participants will receive payment in the sixth year of an award, and the amount to be awarded to individual participants is determined by the Board of Directors each year, after taking into consideration the recommendation of the Energy Companies' executive officers.

     The awards for the 1996 Plan Year were made in March 1997. For the 1996 Plan Year, the Board determined that the total Plan Cash Flow would be equal to 2.4% of the cash flow of the domestic wells completed during the Plan Year. The Board also determined that the participants' interests in eligible domestic wells for the 1996 Plan Year would be purchased in the sixth year at 80% of the remaining net present value of the wells completed in the Plan Year. The Board also determined that the total awards would be allocated among key employees primarily on the basis of salary, to the extent of 70% of the total award, and on individual performance, to the extent of 30% of the total award.

     Chief Executive Officer. Effective August 1, 1994, Mr. Gumbiner had a Compensation Agreement with HPI pursuant to which HPI paid Mr. Gumbiner for providing consultation and assistance in maintaining relationships with foreign governments and negotiating contracts outside the United States. The Energy Companies engaged in certain transactions with the Company, of which Mr. Gumbiner is Chairman and Chief Executive Officer, during 1996. In addition, the Energy Companies had a consulting agreement with the Company effective June 30, 1993, pursuant to which the Energy Companies pay the Company a $300,000 annual consulting fee. In 1996, the consulting services were provided by HSC, through Mr. Gumbiner and Mr. Troup, and the Company paid the annual fee it received to HSC. Both agreements were approved by the Board of Directors, Mr. Gumbiner abstaining. Mr. Gumbiner's Compensation Agreement terminated effective December 31, 1996 and the compensation payable thereunder was incorporated into a new consulting agreement with the Company at the rate of $550,000 per annum, effective December 31, 1996. These provisions were approved by the Board of Directors of HEP, with Messrs. Gumbiner and Troup abstaining.

     1996 Members of the Board of Directors:

Anthony J. Gumbiner                        Rex A. Sebastian
Brian M. Troup                             William L. Guzzetti
Hans-Peter Holinger                        Nathan C. Collins

                               PERFORMANCE GRAPH

     The following performance graph compares the 5-year cumulative return of the Common Stock with that of the Russell 2000 Index and a peer group of issuers. The issuers included in the peer group are all publicly traded companies included in Standard Industrial Classification Code 6512 "Operators of Nonresidential Buildings," with market capitalization of less than $100,000,000 as of December 31, 1996, which consist of HRP, Milestone Properties, Inc., Pacific Gateway Properties, Inc. and Shopco Laurel Centre, L.P.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
              AMONG THE HALLWOOD GROUP INCORPORATED, A PEER GROUP
                           AND THE RUSSELL 2000 INDEX

        MEASUREMENT PERIOD            THE HALLWOOD
      (FISCAL YEAR COVERED)            GROUP INC.         PEER GROUP        RUSSELL 2000
7/91                                              100                100                100
7/92                                               73                 52                115
7/93                                               80                 56                142
7/94                                               43                 69                148
7/95                                               36                 73                185
12/95                                              28                 68                197
12/96                                              57                 85                229
2/97                                               88                124                228

---------------

* $100 invested on July 31, 1991 in stock, index or peer group, including reinvestment of dividends. Years ended July 31, 1991 through 1995, five months ended December 31, 1995, year ended December 31, 1996 and two months ended February 28, 1997.

                         AMENDED 1995 STOCK OPTION PLAN
                      FOR THE HALLWOOD GROUP INCORPORATED

PROPOSED AMENDMENT TO THE OPTION PLAN

     The Company's Option Plan currently provides that the maximum number of shares of Common Stock for which options may be granted under the Option Plan is 68,000. As of the Record Date, Options to purchase all 68,000 Shares have been granted. The Board of Directors has determined that an increase in the number of shares for which options may be awarded under the Option Plan is necessary for the Company to remain competitive in total compensation, including salaries, benefits and incentives, so as to achieve the goals of the original Option Plan in attracting and retaining qualified directors, employees and consultants. Therefore, the Board of Directors has approved an amendment to the Option Plan that would increase the authorized shares of Common Stock that could be utilized in the Option Plan from 68,000 to 136,000 and directed that the amended Option Plan be submitted to the shareholders of the Company for approval and adoption. The material features of the amended Option Plan are discussed below, but the description is subject to, and is qualified in its entirety by, the full text of the Option Plan attached as Exhibit A to this Proxy Statement. The Company anticipates registering the additional Shares issuable as a result of the increase in the number of authorized Shares under the Option Plan with the Securities and Exchange Commission during 1997.

PRINCIPAL FEATURES OF THE OPTION PLAN

     The Option Plan provides for the issuance of options to purchase an aggregate of up to Sixty-Eight Thousand (68,000) shares ("Shares") of the Company's Common Stock. Persons eligible to participate in the Option Plan are directors or employees of or consultants to the Company or its subsidiaries. Under the Option Plan, the Board of Directors or a Committee designated by the Board (in either case, the "Stock Option Committee") has the discretion to grant options (an "Option") to an eligible person ("Optionee") based upon the contribution the Eligible Person has made or may make to the success of the Company or its subsidiaries. The Options are "Nonqualified" Options, meaning that they are not incentive stock options as defined in Section 422 of the Internal Revenue Code.

     Options are issued at an exercise price as determined by the Stock Option Committee. In the event the exercise price is paid in whole or in part with Shares of Common Stock, the value of such Shares surrendered shall be their fair market value ("Fair Market Value"). For purposes of the Option Plan, the Fair Market Value is determined by the last reported sale price of such Shares, if the Shares are listed or admitted for trading on any national securities exchange or included in the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). If the Shares are quoted on NASDAQ or any similar system of automated dissemination of securities price quotations in common use, the Fair Market Value is the mean between the closing high bid and low asked quotations for the Shares.

     Under the 1995 Stock Option Plan Loan Program for The Hallwood Group Incorporated, the Company has agreed to loan to the holders of options granted under the Option Plan an amount up to the aggregate exercise price of the options. The loan must be secured by the shares to be acquired upon exercise of the option and other property having a fair market value equal to the principal amount of the loan, is payable in full on the fifth anniversary of the loan and will bear interest at the same rate that the Company pays on its revolving line of credit with its primary lender, which is payable quarterly. However, if the option being exercised was accelerated because of a change in control of the Company, the loan may not exceed the aggregate exercise price of the options plus the amount of any amounts required to be paid by the holder as income tax payments related to the option exercise, the loan may be unsecured and the principal balance of the loan will be due on the first anniversary of the loan and will bear interest at a rate two percent above the rate the Company pays on its revolving line of credit with its primary lender. The principal balance of the loan may be paid by the holder either in cash or by the surrender of shares having a fair market value as of the date of the repayment equal to the principal balance.

     Options granted under the Option Plan are exercisable in such amounts and at such intervals as the Stock Option Committee provides in granting an Option, provided that the Option has not expired on the date of exercise. The expiration date of an Option is determined by the Stock Option Committee when the Option is granted, but in no event is an Option exercisable after ten (10) years from the date the Option is granted. Exercise of the Options may be accelerated based on the occurrence of certain events, including changes in control ("Change in Control") of the Company resulting from reorganization, consolidation, merger, liquidation, dissolution or other comparable transactions. If an Optionee ceases to be employed for any reason other than retirement, mental or physical disability, death or a Change in Control of the Company, that Optionee's Option terminates automatically and without notice. If an Optionee retires, that Optionee's Option expires 90 days after termination by retirement. If an Optionee ceases to be employed by the Company due to mental or physical disability, that Optionee's Option expires after 12 months. In the event of a change of control of the Company, an Optionee whose employment terminates due to that change in control shall have 12 months to exercise his or her Option.

     Options granted under the Plan are transferable by the Optionee by gift or by contribution to (a) any member of the Optionee's immediate family, (b) any entity of which the Optionee or members of the Optionee's family are the sole equity owners or beneficiaries, or if there are discretionary beneficiaries, among the class of discretionary beneficiaries, or (c) any combination of the foregoing.

     An Optionee may also be granted Stock Appreciation Rights ("SARs") and Limited Stock Appreciation Rights ("Limited SARs") with respect to all or some of the Shares covered by any Option ("Related Option"). SARs and Limited SARs may be granted on or after the date on which a Related Option is granted. A SAR or Limited SAR is exercisable only in the event that a tender offer or exchange offer ("Offer") is made by a person or entity other than the Company for twenty-five percent (25%) or more of the outstanding common stock of the Company. Upon the exercise of a SAR or Limited SAR, the holder of such SAR or Limited SAR may be paid in (i) cash, (ii) Shares, or (iii) a combination of cash and Shares. In the event cash and Shares are received, an Optionee exercising SARs shall be paid an amount equal to the Fair Market Value per Share on the date of the exercise over the option price per Share of the Related Option, multiplied by the number of Shares with respect to which such SARs are being exercised (the "SAR Spread"). In the event cash and Shares are received, an Optionee exercising Limited SARs shall receive an amount equal to the excess of the highest price per Share paid in any Offer that is in effect at any time during the period beginning on the 60th day prior to the date a Limited SAR is exercised, and ending on the date that the Limited SAR is exercised (the "Offer Price Per Share") over the Option Price per Share of the Related Option, multiplied by the number of Shares with respect to which a Limited SAR is being exercised (the "Offer Spread").

     Since the number of Options awarded to any participant is determined by the Stock Option Committee in its discretion from time to time, it is not possible to indicate the number of Options that will be granted to any employee in the future. For information on the number of Options, SARs and Limited SARs currently held by certain officers and directors, see "Executive Compensation:
Aggregated Option/SAR Exercises During Fiscal Year 1996 and Option/SAR Values at December 31, 1996." The Board or Option Committee may amend the Option Plan or any option as it deems advisable, but may not substantially impair any option outstanding under the Plan.

TAX CONSEQUENCES

     Upon the exercise of a Option, an Optionee will recognize ordinary income at the time of exercise equal to the excess of the then fair market value of the Shares of Common Stock received over the exercise price. The taxable income recognized upon exercise of a Option will be treated as compensation income subject to withholding and the Company will be entitled to deduct as a compensation expense an amount equal to the ordinary income an Optionee recognizes with respect to such exercise. When Common Stock received upon the exercise of a Option subsequently is sold or exchanged in a taxable transaction, the holder thereof generally will recognize capital gain (or loss) equal to the difference between the total amount realized and the fair market value of the Common Stock on the date of exercise; the character of such gain or loss as long-term or short-term capital gain or loss will depend upon the holding period of the Shares following exercise.

     Approval of the amended Option Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present and voting at the Annual Meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE AMENDED OPTION PLAN, INCLUDING AN INCREASE IN THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE OPTION PLAN, AS DESCRIBED ABOVE.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CONSULTING AND MANAGEMENT AGREEMENTS

     Effective August 1, 1994, the Company entered into an agreement (the "1994 Consulting Agreement"), with HSC, a corporation with which Mr. Gumbiner and Mr. Troup are associated, pursuant to which HSC agreed to provide international consulting and advisory services to the Company and its affiliates for an annual fee of $350,000 and reimbursement for out-of-pocket and other reasonable expenses of HSC. This agreement was terminated effective December 31, 1996 and the parties entered into a new agreement on substantially the same terms (the "1997 Consulting Agreement"), except that the compensation payable under the 1997 Consulting Agreement was increased to $825,000. The 1997 Consulting Agreement continues until July 31, 1998 and is automatically extended for successive one year terms unless notice of termination is provided by either party no less than thirty-one (31) days prior to the expiration of the end of its term or an extension thereof.

     Pursuant to an agreement dated December 1, 1988, the Company provides consulting services to ShowBiz, for which it receives an annual payment of $125,000. Effective October 1, 1995, in recognition that the Company has discontinued its merchant banking activities and that the services required by the agreement are performed by Messrs. Gumbiner and Troup, the Company assigned to HSC its rights to the payments pursuant to this Agreement. This Agreement was terminated March 26, 1997.

STANWICK HOLDINGS, INC.

     The Company shares common offices, facilities and staff with, and certain executive officers of the Company also served as executive officers or directors of, Stanwick Holdings, Inc. ("Stanwick"). The Company pays the common general and administrative expenses of the two companies and charges Stanwick a fee for its allocable share of such expenses, which totaled $12,500 for the five months ended December 31, 1995 and $25,000 for the year ended December 31, 1996. HCRE manages a commercial office building for Stanwick and provides property management, leasing and construction services, which totaled $77,367 for the five months ended December 31, 1995 and $61,848 for the year ended December 31, 1996.

     Stanwick is a subsidiary of HHSA. Messrs. Gumbiner and Troup are directors of HHSA. Under United States securities laws, HSC, with which Messrs. Gumbiner and Troup are associated, could be considered to share beneficial ownership of substantially all of the outstanding shares of HHSA.

                                    AUDITORS

     Deloitte & Touche LLP served as the Company's independent auditors for the year ended July 31, 1995, the five months ended December 31, 1995, and the year ended December 31, 1996 and have been selected to serve in that capacity again for the year ended December 31, 1997. A representative of Deloitte & Touche LLP will be available at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if desired.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     Any stockholder who wishes to present a proposal for action at the next Annual Meeting of Stockholders and who wishes to have it set forth in the proxy statement and identified in the form of proxy prepared by management must notify management of the Company in such a manner so that such notice is received by management by January 7, 1998 and in such form as required under the rules and regulations promulgated by the Securities and Exchange Commission.

                                 OTHER BUSINESS

     The Company is not aware of any other business to be presented at the Annual Meeting. All shares represented by Company proxies will be voted in favor of the nominees for directors set forth herein unless otherwise indicated on the form of proxy. If any other matters properly come before the meeting, Company proxy holders will vote thereon according to their best judgment.

                                            By order of the Board of Directors

                                                   /s/ MELVIN J. MELLE
                                            ------------------------------------
                                                      Melvin J. Melle
                                                         Secretary

April 11, 1997

                                                                       EXHIBIT A

                             1995 STOCK OPTION PLAN
                                      FOR
                        THE HALLWOOD GROUP INCORPORATED

     SECTION 1. PURPOSE. The purpose of this 1995 Stock Option Plan for The Hallwood Group Incorporated is to advance the interests of The Hallwood Group Incorporated, a Delaware corporation (the "Corporation"), by providing an additional incentive to attract and retain qualified and competent directors, employees and consultants for the Corporation and its subsidiaries, upon whose efforts and judgment the success of the Corporation is largely dependent, through the encouragement of ownership in the Corporation by such persons.

     SECTION 2. DEFINITIONS. As used herein, the following terms shall have the meaning indicated:

          (a) "Act" shall mean the Securities Exchange Act of 1934, as amended.

          (b) "Board" shall mean the Board of Directors of the Corporation.

          (c) "Business Day" shall mean (i) if the Shares trade on a national securities exchange, any day that the national securities exchange on which the Shares trade is open or (ii) if the Shares do not trade on a national securities exchange, any day that commercial banks in the City of New York are open.

          (d) "Committee" shall mean the Compensation Committee of the Board or other committee, if any, appointed by the Board pursuant to SECTION 13 hereof.

          (e) "Continuing Director" shall mean (i) any member of the Board on the effective date of this Plan and (ii) any person who subsequently becomes a member of the Board if such person's nomination for election or election to the Board is recommended or approved by a majority of the Continuing Directors.

          (f) "Corporation" shall mean The Hallwood Group Incorporated, a Delaware corporation.

          (g) "Date of Grant" shall mean the date on which the Committee takes formal action to grant an Option to an Eligible Person, provided it is followed, as soon as reasonably possible, by written notice to the Eligible Person of the grant.

          (h) "Director" shall mean a member of the Board.

          (i) "Eligible Person(s)" shall mean those persons who are Directors or are employees of, or consultants to, the Corporation or any Subsidiary.

          (j) "Effective Date" shall mean June 27, 1995.

          (k) "Fair Market Value" of a Share on any date of reference shall mean the Closing Price on the business day immediately preceding such date, unless the Committee in its sole discretion shall determine fair market value otherwise in a fair and uniform manner. For this purpose, the Closing Price of the Shares on any business day shall be: (i) if the Shares are listed or admitted for trading on any United States national securities exchange or included in the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), the last reported sale price of Shares on such exchange or system, as reported in any newspaper of general circulation; (ii) if Shares are quoted on NASDAQ, or any similar system of automated dissemination of quotations of securities prices in common use, the mean between the closing high bid and low asked quotations for such day of Shares on such system; (iii) if neither clause (i) nor (ii) is applicable, the mean between the high bid and low asked quotations for Shares as reported by the National Quotation Bureau, Incorporated if at least two securities dealers have inserted both bid and asked quotations for Shares on at least five of the ten preceding days; or, (iv) in lieu of the above, if actual transactions in the Shares are reported on a consolidated transaction reporting system, the last sale price of the Shares for such day and on such system.

          (l) "Nonqualified Option" shall mean an option that is not an incentive stock option as defined in Section 422 of the Internal Revenue Code.

          (m) "Option" (when capitalized) shall mean any option granted under this Plan.

          (n) "Optionee" shall mean a person to whom an Option is granted or any successor to the rights of such Option under this Plan.

          (o) "Person" shall mean any individual, corporation, limited liability company, partnership, joint venture or other legal entity.

          (p) "Plan" shall mean this 1995 Stock Option Plan for The Hallwood Group Incorporated.

          (q) "SAR" shall mean a stock appreciation right as defined in Section 9 hereof.

          (r) "Share(s)" shall mean shares of the common stock, par value $.10 per share, of the Corporation (meaning such Shares after giving effect to the one-for-four reverse stock split approved by the stockholders of the Corporation as of the Effective Date).

          (s) "Subsidiary" shall mean (i) any corporation of which a majority of the outstanding stock having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation, irrespective of whether at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by the Corporation or by one or more Subsidiaries, or by the Corporation and one or more Subsidiaries or (ii) any partnership, joint venture or limited liability company of which at least a majority of the equity ownership, whether in the form of membership, general, special or limited partnership interests or otherwise, is directly or indirectly owned or controlled by the Corporation or by one or more Subsidiaries or by the Corporation and one or more Subsidiaries.

     SECTION 3. SHARES AND OPTIONS. The Corporation may grant to Eligible Persons from time to time Options to purchase an aggregate of up to Sixty-Eight Thousand (68,000) Shares, (being equivalent to 272,000 shares of the Company's common stock existing before the reverse stock split). If any Option granted under the Plan shall terminate, expire, or be canceled or surrendered as to any Shares, new Options may thereafter be granted covering such Shares. An Option granted hereunder shall be a Nonqualified Option.

     SECTION 4. CONDITIONS FOR GRANT OF OPTIONS.

     (a) Each Option shall be evidenced by an option agreement that may contain any term deemed necessary or desirable by the Committee, provided such terms are not inconsistent with this Plan or any applicable law. Optionees shall be those persons selected by the Committee from Eligible Persons. Any Person who files with the Committee, in a form satisfactory to the Committee, a written waiver of eligibility to receive any Option under this Plan shall not be eligible to receive any Option under this Plan for the duration of such waiver.

     (b) In granting Options, the Committee shall take into consideration the contribution the Person has made or may make to the success of the Corporation or its Subsidiaries and such other factors as the Committee shall determine. The Committee shall also have the authority to consult with and receive recommendations from officers and other personnel of the Corporation and any Subsidiary with regard to these matters. The Committee may from time to time in granting Options under the Plan prescribe such other terms and conditions concerning such Options as it deems appropriate, including, without limitation, relating an Option to achievement of specific goals established by the Committee or the continued employment of the Optionee for a specified period of time, provided that such terms and conditions are not more favorable to an Optionee than those expressly permitted herein.

     (c) The Committee in its sole discretion shall determine in each case whether periods of military or government service shall constitute a continuation of employment for the purposes of this Plan or any Option.

     SECTION 5. EXERCISE PRICE. The exercise price per Share of any Option shall be any price determined by the Committee.

     SECTION 6. EXERCISE OF OPTIONS. An Option shall be deemed exercised when
(i) the Corporation has received written notice of such exercise in accordance with the terms of the Option, (ii) full payment of the aggregate exercise price of the Shares as to which the Option is exercised has been made, and (iii) arrangements that are satisfactory to the Committee in its sole discretion have been made for the Optionee's payment to the Corporation of the amount, if any, that the Committee determines to be necessary for the employer of the Optionee to withhold in accordance with applicable federal or state income tax withholding requirements. Unless further limited by the Committee in any Option, the option price of any Shares purchased shall be paid in cash, by certified or cashier's check, by money order, with Shares (provided that at the time of exercise the Committee in its sole discretion does not prohibit the exercise of Options through the delivery of already-owned Shares) or by a combination of the above; provided, however, that the Committee in its sole discretion may accept a personal check in full or partial payment of any Shares. If the exercise price is paid in whole or in part with Shares, the value of the Shares surrendered shall be their Fair Market Value. The Corporation in its sole discretion, and on such terms as it may determine, may lend money to an Optionee, guarantee a loan to an Optionee, or otherwise assist an Optionee to obtain the cash necessary to exercise all or a portion of an Option granted hereunder or to pay any tax liability of the Optionee attributable to such exercise.

     SECTION 7. EXERCISABILITY OF OPTIONS.

     (a) Any Option shall become exercisable in such amounts and at such intervals as the Committee shall provide in any Option, except as otherwise provided in this SECTION 7; provided in each case that the Option has not expired on the date of exercise.

     (b) The expiration date of an Option shall be determined by the Committee at the Date of Grant, but in no event shall an Option be exercisable after the expiration of ten (10) years from the Date of Grant.

     (c) The Committee may in its sole discretion accelerate the date on which any Option may be exercised.

     (d) Unless otherwise provided in any Option, each outstanding Option shall become fully exercisable immediately upon any of the following dates unless, in each case, the applicable transaction is approved in advance by Continuing
Directors:

          (i) ten (10) days prior to the date of any transaction (which shall include a series of transactions occurring within 60 days or occurring pursuant to a plan), which has the result that stockholders of the Corporation immediately before such transaction would cease to own at least 66 2/3% of the voting ownership interests of the Corporation or of any entity that results from the participation of the Corporation in a reorganization, consolidation, merger, liquidation, dissolution or any other comparable form of transaction;

          (ii) ten (10) days preceding the record date for the approval by the stockholders of the Corporation of a plan of reorganization, consolidation, merger, liquidation, dissolution or other comparable form of transaction in which the Corporation does not survive or as a result of which the stockholders of the Corporation immediately before such transaction would cease to own at least 66 2/3% of the voting ownership interests of the Corporation;

          (iii) ten (10) days preceding the record date for the approval by the stockholders of the Corporation of a plan for the sale, lease, exchange or other disposition of 50% or more of the property and assets of the Corporation;

          (iv) ten (10) days preceding the record date for the approval by the stockholders of the Corporation of the removal of or a change in a majority of the members of the Board; or

          (v) the date any tender offer or exchange offer is made by any person, which, if successfully completed, would result in such person beneficially owning (within the meaning of Rule 13d-3 promulgated under the Act) either 33 1/3% or more of the Corporation's outstanding Shares or interests in the Corporation having 33 1/3% or more of the combined voting power of the Corporation's then outstanding voting interests.

     (e) Notwithstanding any provisions hereof to the contrary, if any Option is accelerated under SUBSECTION 7(C) or (D), the portion of such Option that may be exercised to acquire Shares that the Optionee would not be entitled to acquire but for such acceleration (the "Acceleration Shares"), is limited to that number of Acceleration Shares that can be acquired without causing the Optionee to have an "excess parachute payment" under Section 280G of the Internal Revenue Code, determined by taking into account all of the Optionee's "parachute payments" determined under Section 280G of the Code. If as a result of this SUBSECTION 7(E), the Optionee may not acquire all of the Acceleration Shares, then the Acceleration Shares that the Optionee may acquire shall be the last Shares that the Optionee would have been entitled to acquire had this Option not been accelerated.

     SECTION 8. TERMINATION OF OPTION PERIOD.

     (a) Unless otherwise provided in any Option, the unexercised portion of an Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

          (i) the date on which the Optionee's employment by the Corporation or a Subsidiary is terminated for any reason other than by reason of: (A) retirement (which, for purposes of this Plan, shall mean any termination of employment after an Optionee has reached the age of sixty-five (65)); (B) a mental or physical disability as determined by a medical doctor satisfactory to the Committee; (C) death; or (D) termination resulting from any transaction described in SECTION 7(D) hereof;

          (ii) three (3) months after the date on which the Optionee's employment by the Corporation or a Subsidiary is terminated by reason of retirement;

          (iii) twelve (12) months after the date on which the Optionee's employment by the Corporation or a Subsidiary is terminated by reason of a mental or physical disability as determined by a medical doctor satisfactory to the Committee;

          (iv) ten (10) years after the date of grant of such Option;

          (v) (A) twelve (12) months after the date of termination of the Optionee's employment by the Corporation or a Subsidiary by reason of death of the Optionee; (B) three (3) months after the date on which the Optionee shall die if such death shall occur during the three-month period specified in SECTION 8(A)(II) hereof or the twelve-month period specified in SECTION 8(A)(III) hereof; or (C) three (3) years after the termination of the employee's employment by the Corporation or a Subsidiary by reason of a transaction specified in SECTION 7(D) hereof.

     (b) If provided in an Option, the Committee in its sole discretion shall have the power to cancel, effective upon the date determined by the Committee in its sole discretion, all or any portion of any Option that is then exercisable (whether or not accelerated by the Committee) upon payment to the Optionee of cash in an amount that, in the absolute discretion of the Committee, is determined to be equal to the excess of (i) the aggregate Fair Market Value of the Shares subject to such Option on the effective date of the cancellation over
(ii) the aggregate exercise price of such Option.

     SECTION 9. STOCK APPRECIATION RIGHTS AND LIMITED STOCK APPRECIATION RIGHTS.
(a) The Board shall have authority to grant an SAR or a Limited SAR with respect to all or some of the Shares covered by any Option ("Related Option"). An SAR or Limited SAR may be granted on or after the Date of Grant of such Related Option.

     (b) For the purposes of this SECTION 9, the following definitions shall apply:

          (i) The term "Offer" shall mean any tender offer or exchange offer for twenty-five percent (25%) or more of the outstanding Shares of the Corporation, other than one made by the Corporation; provided that the corporation, person or other entity making the Offer acquires Shares pursuant to such Offer.

          (ii) The term "Offer Price Per Share" shall mean the highest price per Share paid in any Offer that is in effect at any time during the period beginning on the 60th day prior to the date that a Limited SAR is exercised and ending on the date that the Limited SAR is exercised. Any securities or properties that are a part or all of the consideration paid or to be paid for Shares in the Offer shall be valued in determining the Offer Price Per Share at the higher of (1) the valuation placed on such securities or properties by the person making such Offer, or (2) the valuation placed on such securities or properties by the Board.

          (iii) The term "Limited SAR" shall mean a right granted under this Plan that shall entitle the Holder to an amount in cash equal to the Offer Spread in the event an Offer is made.

          (iv) The term "Offer Spread" shall mean, with respect to each Limited SAR, an amount equal to the product obtained by multiplying (1) the excess of (A) the Offer Price Per Share immediately preceding the date of exercise over (B) the Option Price per Share of the Related Option multiplied by (2) the number of Shares with respect to which such Limited SAR is being exercised.

          (v) The term "SAR" shall mean a right granted under this Plan that shall entitle the Holder thereof to an amount in cash equal to the SAR Spread.

          (vi) The term "SAR Spread" shall mean with respect to each SAR an amount equal to the product of (1) the excess of (A) the Fair Market Value per Share on the date of exercise over (B) the Option Price per Share of the Related Option multiplied by (2) the number of Shares with respect to which such SAR is being exercised.

     (c) To exercise the SAR or Limited SAR, the Holder shall:

          (i) Give written notice thereof to the Corporation, specifying the SAR or Limited SAR being exercised and the number or Shares with respect to which such SAR or Limited SAR is being exercised, and

          (ii) If requested by the Corporation, deliver within a reasonable time the agreement evidencing the SAR or Limited SAR being exercised, and the Related Option agreement to the Secretary of the Corporation who shall endorse or cause to be endorsed thereon a notation of such exercise and return all agreements to the Holder.

     (d) As soon as practicable after the exercise of an SAR or Limited SAR, the Corporation shall pay to the Holder (i) cash, (ii) at the request of the Holder and the approval of the Board, or in accordance with the terms of the Related Option, Shares, or (iii) a combination of cash and Shares, having a Fair Market Value equal to either the SAR Spread, or to the Offer Spread, as the case may be; provided, however, that the Corporation may, in its sole discretion, withhold from such payment any amount necessary to satisfy the Corporation's or a Subsidiary's obligation for federal and state withholding taxes with respect to such exercise.

     (e) An SAR or Limited SAR may be exercised only if and to the extent that the Related Option is eligible to be exercised; provided, however, a Limited SAR may be exercised only during the period beginning on the first day following the date of expiration of the Offer and ending on the 30th day following such date.

     (f) Upon the exercise of an SAR or Limited SAR, the Shares under the Related Option to that such exercised SAR or Limited SAR relate shall be released, but such released Shares shall never again be Shares available for grant.

     (g) Upon the exercise or termination of a Related Option, the SAR or Limited SAR with respect to such Related Option likewise shall terminate.

     (h) An SAR or Limited SAR shall be transferable only to the extent, if any, that the Related Option is transferable, and under the same conditions.

     (i) Each SAR or Limited SAR shall be on such terms and conditions not inconsistent with this Plan as the Board may determine and shall be evidenced by a written agreement.

     (j) The Holder shall have no rights as a stockholder with respect to the related Shares as a result of the grant of an SAR or Limited SAR.

     SECTION 10. ADJUSTMENT OF SHARES.

     (a) If at any time while the Plan is in effect or unexercised Options are outstanding, there shall be any increase or decrease in the number of issued and outstanding Shares through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of Shares, then and in such event.

          (i) appropriate adjustment shall be made in the maximum number of Shares then subject to being optioned under the Plan, so that the same proportion of the Corporation's issued and outstanding Shares shall continue to be subject to being so optioned; and

          (ii) appropriate adjustment shall be made in the number of Shares and the exercise price per Share thereof then subject to outstanding Options, so that the same proportion of the Corporation's issued and outstanding Shares shall remain subject to purchase at the same aggregate exercise price.

     (b) The Committee may change the terms of Options outstanding under this Plan, with respect to the exercise price or the number of Shares subject to the Options, or both, when, in the Committee's sole discretion, such adjustments become appropriate by reason of any transaction.

     (c) Except as otherwise expressly provided herein, the issuance by the Corporation of any class, or securities convertible into ownership interests of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Corporation convertible into such ownership interests or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to the number of Shares reserved for issuance under the Plan or the number of or exercise price of Shares then subject to outstanding Options granted under the Plan.

     (d) Without limiting the generality of the foregoing, the existence of outstanding Options granted under the Plan shall not affect in any manner the right or power of the Corporation to make, authorize or consummate (1) any or all adjustments, recapitalizations, reorganizations or other changes in the Corporation's capital structure or its business; (2) any merger or consolidation of the Corporation; (3) any issue by the Corporation of debt securities, or partnership interests that would rank above the Shares subject to outstanding Options; (4) the dissolution or liquidation of the Corporation; (5) any sale, transfer or assignment of all or any part of the assets or business of the Corporation; or (6) any other partnership act or proceeding, whether of a similar character or otherwise.

     SECTION 11. TRANSFERABILITY OF OPTIONS. Each Option may provide that such Option may be transferrable by the Optionee in the Optionee's discretion.

     SECTION 12. ISSUANCE OF SHARES. No person shall be, or have any of the rights or privileges of, a stockholder of the Corporation with respect to any of the Shares subject to an Option unless and until certificates representing such Shares shall have been issued and delivered to such person. As a condition of any transfer of the certificate for Shares, the Committee may obtain such agreements or undertakings, if any, as it may deem necessary or advisable to assure compliance with any provision of the Plan, the agreement evidencing the Option or any law or regulation including, but not limited to, the following:

          (i) A representation, warranty or agreement by the Optionee to the Corporation at the time any Option is exercised that he or she is acquiring the Shares to be issued to him or her for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

          (ii) A representation, warranty or agreement to be bound by any legends that are, in the opinion of the Committee, necessary or appropriate to comply with the provisions of any securities laws deemed by the Committee to be applicable to the issuance of the Shares and that are endorsed upon the Share certificates.

     SECTION 13. ADMINISTRATION OF THE PLAN.

     (a) The Plan may be administered by the Compensation Committee of the Board or other committee thereof as appointed by the Board (herein called the "Committee"); or, if the Board so determines, by the

Board and in such case all references to the Committee shall be deemed to be references to the Board. Except for the powers set forth in SECTION 16, the Committee shall have all of the powers of the Board with respect to the Plan. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board and any vacancy occurring in the membership of the Committee may be filled by appointment by the Board.

     (b) The Committee, from time to time, may adopt rules and regulations for carrying out the purposes of the Plan. The determinations and the interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive.

     (c) Any and all decisions or determinations of the Committee shall be made either (i) by a majority vote of the members of the Committee at a meeting or
(ii) without a meeting by the written approval of a majority of the members of the Committee.

     (d) Subject to the express provisions of this Plan, the Committee shall have the authority, in its sole and absolute discretion (i) to adopt, amend, and rescind administrative and interpretive rules and regulations relating to this Plan or any Option; (ii) to construe the terms of this Plan or any Option; (iii) as provided in SUBSECTION 10(A), upon certain events to make appropriate adjustments to the exercise price and number of Shares subject to this Plan and Option; and (iv) to make all other determinations and perform all other acts necessary or advisable for administering this Plan, including the delegation of such ministerial acts and responsibilities as the Committee deems appropriate. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or any Option in the manner and to the extent it shall deem expedient to carry it into effect, and it shall be the sole and final judge of such expediency. The Committee shall have full discretion to make all determinations on the matters referred to in this SUBSECTION 13(D), and such determinations shall be final, binding and conclusive.

     SECTION 14. GOVERNMENT REGULATIONS.

     This Plan, Options and the obligations of the Corporation to sell and deliver Shares under any Options, shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

     SECTION 15. MISCELLANEOUS.

     (a) The grant of an Option shall be in addition to any other compensation paid to the Optionee or other employee benefit plans of the Corporation or a Subsidiary or other benefits with respect to Optionee's position with the Corporation or a Subsidiary. The grant of an Option shall not confer upon the Optionee the right to continue in the Optionee's employment position, or interfere in any way with the rights of the Optionee's employer to terminate his or her status as an employee.

     (b) Neither the members of the Board nor any member of the Committee shall be liable for any act, omission, or determination taken or made in good faith with respect to this Plan or any Option, and members of the Board and the Committee shall, in addition to all other rights of indemnification and reimbursement, be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage, or expense (including attorneys' fees, the costs of settling any suit, provided such settlement is approved by independent legal counsel selected by the Corporation, and amounts paid in satisfaction of a judgment, except a judgment based on a finding of bad faith) arising from such claim, loss, damage, or expense to the full extent permitted by law and under any directors' and officers' liability or similar insurance coverage that may from time to time be in effect.

     (c) Any issuance or transfer of Shares to an Optionee, or to his legal representative, heir, legatee, distributee or assignee, in accordance with the provisions of this Plan or the applicable Option, shall, to the extent thereof, be in full satisfaction of all claims of such persons under the Plan. The Committee may require any Optionee, legal representative, heir, legatee, distributee or assignee as a condition precedent to such payment or issuance or transfer of Shares, to execute a release and receipt for such payment or issuance or transfer of Shares in such form as it shall determine.

     (d) Neither the Committee nor the Corporation guarantees Shares from loss or depreciation.

     (e) All expenses incident to the administration, termination, or protection of this Plan or any Option, including, but not limited to, legal and accounting fees, shall be paid by the Corporation; provided, however, the Corporation may recover any and all damages, fees, expenses and costs arising out of any actions taken by the Corporation to enforce its rights under this Plan or any Option.

     (f) Records of the Corporation shall be conclusive for all purposes under this Plan or any Option, unless determined by the Committee to be incorrect.

     (g) The Corporation shall, upon request or as may be specifically required under this Plan or any Option, furnish or cause to be furnished all of the information or documentation that is necessary or required by the Committee to perform its duties and functions under this Plan or any Option.

     (h) The Corporation assumes no liability to any Optionee or his legal representatives, heirs, legatees or distributees for any act of, or failure to act on the part of, the Committee.

     (i) If any provision of this Plan or any Option is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Plan or any Option, but such provision shall be fully severable, and the Plan or Option, as applicable, shall be construed and enforced as if the illegal or invalid provision had never been included in the Plan or Option, as applicable.

     (j) Whenever any notice is required or permitted under this Plan, such notice must be in writing and personally delivered or sent by mail or delivery by a nationally recognized courier service. Any notice required or permitted to be delivered under this Plan shall be deemed to be delivered on the date on which it is personally delivered, or, if mailed, whether actually received or not, on the third Business Day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address that such person has previously specified by written notice delivered in accordance with this SUBSECTION 15(J) or, if by courier, seventy-two (72) hours after it is sent, addressed as described in this SUBSECTION 15(J). The Corporation or the Optionee may change, at any time and from time to time, by written notice to the other, the address that it or he had previously specified for receiving notices. Until changed in accordance with this Plan, the address of the Corporation is 3710 Rawlins, Suite 1500, Dallas, Texas 75219-4236 and the address of the Optionee is the Optionee's address in the records of the Optionee's employer.

     (k) Any person entitled to notice under this Plan may waive such notice.

     (l) Each Option shall be binding upon the Optionee, his legal representatives, heirs, legatees and distributees and upon the Corporation, its successors, and assigns, and upon the Board, the Committee and its successors.

     (m) The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of this Plan's provisions.

     (n) Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Plan dictates, the plural shall be read as the singular and the singular as the plural.

     SECTION 16. AMENDMENT AND DISCONTINUATION OF THE PLAN. The Committee may from time to time amend the Plan or any Option; provided, however, that, except to the extent provided in Section 8, no amendment or suspension of the Plan or any Option issued hereunder shall, except as specifically permitted in any Option, substantially impair any Option previously granted to any Optionee without the consent of such Optionee.

     SECTION 17. EFFECTIVE DATE AND TERMINATION DATE. The Effective Date of the Plan is June 27, 1995, which is the date the Board adopted this Plan. The Plan shall terminate on the tenth anniversary of the Effective Date.

     Executed to evidence the 1995 Stock Option Plan of The Hallwood Group Incorporated adopted by the Board on June 27, 1995.

                                            THE HALLWOOD GROUP INCORPORATED

                                            By:      /s/ MELVIN J. MELLE
                                              ----------------------------------
                                            Name: Melvin J. Melle
                                            Title:  Vice President, Chief
                                                    Financial
                                                Officer and Secretary

                                                                  SKU 2070-PS-97

                                  P R O X Y



                       THE HALLWOOD GROUP INCORPORATED

                           3710 RAWLINS, SUITE 1500

                             DALLAS, TEXAS 75219

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



        The undersigned hereby appoints Charles A. Crocco, Jr. and J. Thomas Talbot, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all of the shares of the common stock of The Hallwood Group Incorporated (the "Company"), held of record by the undersigned on March 21, 1997, at the Annual Meeting of Stockholders to be held on May 7, 1997, or any adjournment thereof.

        This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the election of the nominees listed, FOR the amended 1995 Stock Option Plan and at the discretion of the Proxies with respect to any other matter that is properly brought before the meeting.


                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE


                                                       ***********************
                                                       *                     *
                                                       *  SEE REVERSE SIDE   *
                                                       *                     *
                                                       ***********************

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE.

    PLEASE MARK BOXES IN BLUE OR BLACK INK.

1.  Election of Directors

    NOMINEES:  Anthony J. Gumbiner, Robert L. Lynch

              FOR            WITHHELD
              [ ]              [ ]

[ ]
   ---------------------------------------
   For both nominees except as noted above


2.  Proposal to approve the Company's amended 1995 Stock Option Plan.

       FOR                      AGAINST                         ABSTAIN
       [ ]                        [ ]                             [ ]

3. In their discretion, the Proxies are authorized to vote upon such other business as properly may come before the meeting.

       [ ] MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

COMPLETE, SIGN AND DATE THE PROXY CARD AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign exactly as name appears at left. When shares are held by joint tenants, both sign, or if one signs he should attach evidence of his authority. When signing as attorney, executor, administrator, agent, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign full partnership name by authorized person.



Signature                              Date:
         ----------------------------        ----------------------

Signature                              Date:
         ----------------------------        ----------------------